     As filed with the Securities and Exchange Commission on July 5, 1996
                                                     Registration No. 333-01265
- -------------------------------------------------------------------------------


                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                             Amendment No. 1 to
                                   FORM S-3

                        REGISTRATION STATEMENT UNDER
                         THE SECURITIES ACT OF 1933

                            SOLV-EX CORPORATION
             (Exact name of registrant as specified in its charter)

                NEW MEXICO                           85-0283729
- -------------------------------------------------------------------------------
         (State of Incorporation)         (IRS Employer Identification No.)

                        500 MARQUETTE N.W., SUITE 300
                        ALBUQUERQUE, NEW MEXICO 87102
                                (505) 243-7701
- -------------------------------------------------------------------------------
        (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                            HERBERT M. CAMPBELL II
                        500 MARQUETTE N.W., SUITE 300
                        ALBUQUERQUE, NEW MEXICO 87102
                                (505) 243-7701
- -------------------------------------------------------------------------------
          (Name, address, including zip code, and telephone number, including area code of agent for service)

        It is requested that copies of all correspondence be sent to:

                          HERRICK K. LIDSTONE, ESQ.
            FRIEDLOB SANDERSON RASKIN PAULSON & TOURTILLOTT, LLC
                        1400 GLENARM PLACE, SUITE 300
                           DENVER, COLORADO 80202
                               (303) 571-1400

Approximate date of commencement of sale to public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


                       CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
                                     PROPOSED       PROPOSED       AMOUNT OF
TITLE OF EACH                         MAXIMUM        MAXIMUM       REGISTRA-
  CLASS OF                           OFFERING       AGGREGATE        TION
SECURITIES TO       AMOUNT TO BE     PRICE PER       OFFERING        FEE
BE REGISTERED        REGISTERED         UNIT          PRICE
- -------------------------------------------------------------------------------
Common Stock       549,870 shares     $21.25       $11,684,738       $4,029
- -------------------------------------------------------------------------------
* $6,359 has been previously paid.

(1) Pursuant to Rule 457, the offering price of the securities registered hereby is computed on the basis of the closing price of the common stock in the National Association of Securities Dealers Automated Quotation System Small-Cap Market ("NASDAQ") on June 4, 1996.


     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the date the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF

THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                         Subject to Completion


               Preliminary Prospectus Dated July 5, 1996

                             549,870 Shares

                          SOLV-EX CORPORATION

                              Common Stock
                           ($.01 Par Value)

This Prospectus relates to 530,000 shares of Common Stock, $.01 par value (the "Common Stock") of Solv-Ex Corporation ("Solv-Ex" or the "Company") sold by the Company in a private transaction during August 1995, as well as 19,870 shares issued upon exercise of outstanding common stock purchase warrants, all which are being offered by Selling Shareholders. Any proceeds received by the Selling Shareholders from the sale of shares of Common Stock will inure to the respective Selling Shareholders and not to the Company (See "Selling Shareholders"). The Company will pay all of the expenses incident to the filing of this Registration Statement. Such expenses include legal and accounting fees in connection with the preparation of the Registration Statement of which this Prospectus is a part, legal fees in connection with the qualification of the sale of the Shares under the laws of certain states, registration and filing fees, printing expenses, and other expenses. The Selling Shareholders will pay all other expenses incident to the offering and sale of the Shares to the public, including commissions and discounts of underwriters, dealers or agents, if any. The Company will not receive any proceeds of the sale of the Shares by the Selling Shareholders.


THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND THEIR PURCHASE SHOULD BE CONSIDERED ONLY BY PERSONS ABLE TO SUSTAIN A TOTAL LOSS OF THEIR INVESTMENT (SEE "RISK FACTORS").

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The Common Stock is traded in the over-the-counter market and is quoted on the NASDAQ Small-Cap Market under the symbol "SOLV." On June 4, 1996 the closing price for the Common Stock on the NASDAQ Small Cap Market was $21.25 per share.

     The shares to which this Prospectus relates are being offered by the Selling Shareholders through underwriters, dealers or brokers in the over-the-counter market. The shares may also be sold in privately negotiated transactions. Sales through dealers or brokers will be made with customary commissions being paid by the Selling Shareholders. Payments to persons assisting the Selling Shareholders with respect to privately negotiated transactions will be negotiated on a transaction by transaction basis. The Selling Shareholders have advised the Company that prior to the date of this Prospectus they have made no agreements or arrangements with any underwriter, broker or dealer regarding resale of the shares (See "Plan of Distribution").

     The date of this Prospectus is ______________, 1996.

                            AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street NW, Washington D.C. 20549, and at the Regional Officers of the
Commission: The World Trade Center, Suite 1300, New York, NY 10048; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street NW, Washington, D.C. 20549.

     As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information and exhibits set forth in the Registration Statement (the "Registration Statement"), of which this Prospectus is a part. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement and its exhibits are on file at the offices of the Commission and may be obtained, upon payment of the fee prescribed by the Commission, or may be examined without charge at the public reference facilities maintained by the Commission described above. For further information, reference is made to the Registration Statement and its exhibits.


     The Company will provide to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all information that has been incorporated by reference in the Registration Statement of which this Prospectus is a part (not including exhibits to the information that is incorporated by reference). Requests for such information should be submitted to Solv-Ex Corporation, 500 Marquette N.W., Suite 300, Albuquerque, New Mexico 87102, Attention: Herbert M. Campbell II, Vice President and General Counsel, telephone number (505) 243-7701.

                             PROSPECTUS SUMMARY

     The following is a summary of certain information contained in the body of this Prospectus and is qualified in its entirety by the detailed information and financial statements appearing elsewhere herein and incorporated by reference herein.

     THE COMPANY - Solv-Ex Corporation - is a New Mexico corporation incorporated in 1980, which has concentrated its efforts in recent years towards processing and recovery of mineral products from oil sands, as well as improving its technology for recovery of bitumen (heavy crude oil) from oil sands. The Company's technologies, several of which are patented, have been thoroughly tested at its Albuquerque Pilot Plant and Research Center with results which the Company believes are favorable, but have not been demonstrated on a commercial basis. The Company has received no significant revenues from operations.

     The Company's principal assets are its technology (including the Pilot Plant and Research Center) and two oil sands leases in Canada. (See "The Company" and "Risk Factors.") The Company's executive offices are located at 500 Marquette N.W., Suite 300, Albuquerque, New Mexico, and its telephone number at that address is (505) 243-7701.


     RISK FACTORS - The securities offered involve a high degree of risk. Risk factors applicable to the Company include a weak financial condition due to the Company's history of operating losses, the need for additional capital, its inability to commercialize its technology, its lack of patent protection, the level of competition, the level of environmental regulation and controls, its dependence on key personnel, and the recent high volatility of the trading price for and trading volumes of its common stock. (See "Risk Factors.")

     THE OFFERING - The Selling Shareholders are offering a total of 549,870 shares of Common Stock to the public at market prices during the period that this Prospectus is in effect. The Company will not receive any proceeds from this offering. (See "Selling Shareholder" and "Plan of Distribution.")

     SELECTED FINANCIAL DATA - The following is a summary of selected financial information about the Company:


                                          YEAR ENDED JUNE 30,
                ---------------------------------------------------------------------
                    1995           1994           1993          1992          1991
                -----------    -----------    -----------    ----------    ----------
Revenue         $    89,950    $    16,749    $   312,862    $   10,990    $   35,219

Net
(loss)           (1,079,600)    (2,439,471)    (2,249,607)     (758,434)     (700,382)

(Loss) per
common share           (.05)          (.13)          (.13)         (.05)         (.05)

Total assets      5,376,843      4,319,619      4,101,648     2,382,021     2,538,512

Long-term
obligations          66,500         77,634         89,940     1,434,545       132,659

Total
liabilities         702,136        271,410        396,415     1,640,458     1,711,208

Stockholders'
equity            4,674,707      4,048,209      3,705,233       741,563       812,375



                                    NINE MONTHS
                                  ENDED MARCH 31,
                            --------------------------
                               1996             1995
                            ----------       ---------
Revenues                       126,117          75,400
Net (loss)                  (3,218,073)       (554,218)
(Loss) per common share           (.15)           (.03)

Total assets                47,441,678       5,536,074
Long-term obligations          152,156          69,076
Total liabilities            2,146,543         297,561
Stockholders' equity        45,295,135       5,238,573

                                 THE COMPANY

GENERAL DEVELOPMENT OF BUSINESS.

- -SUMMARY

     Solv-Ex is a New Mexico corporation incorporated in 1980, which in recent years has concentrated its efforts towards processing and recovery of minerals from oil sands, as well as improving its technology for recovery of bitumen from oil sands. Although Solv-Ex is currently classified as a development stage company as defined by generally accepted accounting principles, the Company is engaged in efforts to complete financing for two separate projects with the objective of becoming an operating entity. The Company's headquarters are located at 500 Marquette N.W., Albuquerque, New Mexico 87102.


     The Company was originally organized for the purpose of developing a process to extract bitumen from oil sands. Bitumen is a semi-solid hydrocarbon compound which can be converted through an upgrading process into crude oil which meets specifications for being transported by pipeline into fungible markets for the oil. Through years of research and testing at its Research Center and Pilot Plant in Albuquerque, New Mexico, the Company has developed and continuously improved a patented process for bitumen extraction which it believes is commercially attractive at today's oil prices, particularly in view of stronger markets which have developed for heavier crude oils. It has also developed a patented process to extract marketable mineral products from the fine clays contained in oil sands or in waste tailings which exist as a result of oil sands processing by others.


     Historically, a significant part of expenses incurred by the Company to develop its technology have been classified as research and development for accounting purposes. Funds to perform such work have been raised through sales of Common Stock (in public and private offerings), as well as exercise of options, government grants and a joint venture. The Company has not yet completed financing for a commercial project using its technology, and the expenditures have resulted in recurring operating losses.



     During the last three fiscal years, Solv-Ex has made significant improvements in its extraction technologies for both bitumen and mineral products contained in the fine clays. These improvements have resulted from extensive pilot plant operations and have been verified by independent third parties as described in the Company's annual report on Form 10-K for the year ended June 30, 1995, both as to technology and projected capital and operating costs for commercial plants using the technology. As hereinafter described, continued progress has enabled to Company to raise funds for such work on an on-going basis.


     As in the case of any new natural resource project, there can be no assurance that the Company can complete financing for either its oil or minerals extraction projects or that any such financing can be completed upon terms and conditions deemed reasonable. The Company recognizes that its lack of operating history and the large amount of capital required to complete its projects could make it difficult to complete project financing. However, on the basis of its work to date, projections of revenues, capital and operating costs, independent third party evaluation of its technologies and the markets for anticipated products (all as described in more detail the Company's annual report on Form 10-K for the year ended June 30, 1995), management believes it will be able to complete project financing for both projects and remove further doubt as to its ability to continue as a going concern.

     The amount of funding required is estimated to be approximately $125 million for the oil extraction project and $35 million for the minerals extraction project, although these costs could increase depending on the final mix of products selected. However, the Company believes that if necessary, co-production of certain mineral products with bitumen (heavy oil before upgrading to pipelineable crude oil ("PCO")) can be accomplished for a lesser amount of capital in order to demonstrate its technology. The Company further believes that both projects are of relatively equal importance in order to demonstrate on a commercial basis the viability of co-production of oil and minerals from oil sands. At a minimum, completion of financing for the oil extraction plant (even if for only bitumen before upgrading to PCO) on the Bitumount Project is considered as a matter of priority because the Company's oil sands lease for this project requires installation of productive capacity by December 14, 1997 in order to automatically extend the lease into its third term without additional action by the Company or governmental approval.


- -DESCRIPTION OF BUSINESS DEVELOPMENT

     Much of the Company's work during the mid-1980's was performed pursuant to a joint venture with Shell Canada Limited during 1987 and 1988, which successfully processed approximately 1,000 tons of oil sands for bitumen recovery using a solvent extraction process. The oil sands processed by the venture were mined from the

Athabasca region of Northern Alberta in Canada, which is known to contain the world's largest deposits of oil sands. The venture was terminated in 1988 due to declining oil prices at the time, but it served to establish the technical feasibility of the Company's bitumen recovery process. As hereinafter described, the Company has greatly simplified and achieved significant improvements in its process since termination of the Shell venture, the most notable of which has been elimination of solvent use in bitumen extraction.


     In 1988, the Company acquired its own oil sands lease (the "Bitumount Lease") from Can-Amera Oil Sands, Inc. ("Can-Amera"), a Canadian company organized in 1953 to develop oil sands deposits and which had held the lease since December, 1955. The Bitumount Lease Property is known to contain substantial quantities of surface mineable bitumen- bearing material and is currently the subject of the Company's efforts to develop its own commercial project. As set forth in the Company's annual report on Form 10-K for the year ended June 30, 1995, the Bitumount Lease is located on 5,874 acres approximately 300 miles north of Edmonton, Ontario. The Bitumount Lease was originally issued on December 15, 1955 and was renewed on December 15, 1976 for an additional term of 21 years. Annual rental is $C1.00 per acre. Under the terms of the Bitumount Lease, the Lease must be "in production" at the end of its current term. Under the terms of the Bitumount Lease, the Lease must be in operation at the end of its current term in December, 1997 in order to be automatically extended for an additional term of 21 years. In this regard, the lease language specifies construction and operation of a plant having a minimum processing capacity of 10,000 tons of bituminous oil sands per day, which is less than 50% of the design capacity of the plant which the Company is constructing and expects to operate in early 1997. Regulations of the Alberta Ministry of Energy also provide for lease renewal without production but the Company does not anticipate that it will be necessary to extend the lease under these provisions.

     In December 1989, the Company also acquired an approximately 48.5% of the outstanding stock of Can-Amera and received an assignment of voting rights to an additional 22.5%. During the 1993 fiscal year, certain Corporate Notes issued by Can-Amera in 1955 were redeemed with Can-Amera Common Stock, which diluted the Company's control to approximately 60.5%. The remaining 39.5% of the outstanding stock of Can-Amera not controlled by the Company is held by approximately 600 other shareholders.


     As of July 1, 1994, the Company entered into an agreement with United Tri-Star Resources Limited ("UTS"), a Canadian oil and gas company headquartered in Calgary, Alberta the stock of which is listed on the Toronto Stock Exchange. Under this agreement, UTS provided the Company with C$3 million towards completion of a feasibility report for development of the Bitumount Lease and certain pre-construction activities in connection therewith. Pursuant to the agreement, UTS also acquired an undivided 10% working interest in the Bitumount Lease and has the option to acquire 10% of any working interest acquired by Solv- Ex (on the same terms and conditions as Solv-Ex) in other projects for oil sands development in the Athabasca Region using the Solv-Ex technology.


     In July, 1995, Solv-Ex acquired a second oil sands lease (adjacent to and much larger than the Bitumount Lease) from Petro-Canada. Pursuant to the above described UTS Agreement, UTS acquired an undivided 10% working interest in the Petro-Canada Lease by paying 10% of the acquisition cost. This lease (the "Fort Hills Lease") covers approximately 50,000 acres. As set forth in the Company's Form 10-K for the year ended June 30, 1995, the terms of the Fort Hills Lease are the same as described above for the Bitumount Lease, except that the term does not expire until February 18, 2002, and the production requirement to extend the lease beyond that term is 25,000 barrels of bitumen per day.

     There are currently two major operations in Northern Alberta which produce synthetic crude oil from the oil sands. As described in the Company's annual report on Form 10-K, these operations are not affiliated with the Company. These operations have generated vast amounts of residues (or "tailings"), which are known to contain significant quantities of various metals, primarily aluminum, titanium, and iron. However, the tailings from these operations are currently being contained in large, deep ponds which many observers believe represent an environmental problem. Following the joint venture with Shell, the Company undertook a substantial research and test program for commercial recovery of such metals from the fine clays contained in both oil sands and tailings in an effort to improve the overall economics of production operations. As a result of such efforts, the Company has also developed patented process technology which it believes can be used in commercial operations for recovery of metals, either from tailings generated by others or from primary production of bitumen from oil sands. Such metals will be initially extracted as metallic sulfates, which can easily be upgraded to either an intermediate metallic compound or elemental metal, depending upon the market into which such products will be sold.


     During the last three fiscal years, the Company modified its Albuquerque Pilot Plant to incorporate the latest improvements in its bitumen extraction process and to add a circuit for production of minerals from oil sands tailings. During this period, extensive pilot work was conducted on a continuing basis to demonstrate both bitumen extraction and production of minerals from oil sands and tailings. More than 100 tons of tailings and 300 tons of oil sands crude ore were processed under the program, all of which were obtained from the Athabasca region of Northern Alberta. The initial phase of the program regarding metals extraction was conducted with the assistance of the Alberta
Oil Sands Technology and Research Authority ("AOSTRA"), which committed to provide $300,000 for the program pursuant to an agreement entered into in November, 1992. AOSTRA is a Crown corporation (owned by the Province of Alberta) and can recover a maximum of 3 times the amount of its contribution from certain defined future commercial operations which use the technology.



     As of September 21, 1994, the Company also entered into an agreement with Suncor Inc. ("Suncor"), which operates one of the two large surface mines and process facilities in Northern Alberta for production of synthetic crude oil. Under this agreement, Suncor has granted the Company access to its tailings for the purpose of constructing and operating a plant to demonstrate use of the Company's patented technology to process tailings for recovery of metal products, primarily alumina. The Company has not commenced construction of a separate demonstration plant for tailings because it is concentrating on construction of the oil extraction plant on its Bitumount Lease, which, at a minimum (and assuming adequate financing), will have capacity for processing some amount of fine clays for minerals co-production.
 This could include Suncor tailings and would eliminate the requirement for a separate tailings plant to demonstrate on a commercial basis the Company's mineral extraction technology.


     Work is continuing at the Company's pilot plant for the purposes of (i) testing further improvements or changes made from time to time in the process; (ii) developing additional data required for engineering and design of the facility for co-production of marketable oil and mineral products from the Bitumount Lease; and (iii) production of minerals in bulk quantities in connection with marketing activities.


     Duo-Ex Corporation ("Duo-Ex"), a wholly owned subsidiary of the Company and its wholly owned subsidiary, Shale Research, Inc. ("Shale"), were incorporated in 1981 and 1988, respectively. These subsidiaries have been involved in the development of processes to extract hydrocarbons from oil shale. During the fiscal year ended June 30, 1995, and since 1987 Duo-Ex and Shale have been inactive because these operations were transferred to the Company. Neither Duo-Ex nor Shale has any assets, liabilities, or operations.


     In 1993, the Company formed Applied Remedial Technologies, Inc. (doing business as Applied Remediation Technologies or "ART") as another wholly owned subsidiary which employs most of the personnel at the pilot plant.

     During the fiscal year ended June 30, 1995, neither the Company nor any of its subsidiaries has been involved in any bankruptcy, receivership, merger or consolidation; has acquired or disposed of any material amount of assets otherwise than in the ordinary course of business; nor experienced any material change in its mode of conducting business.


                                 RISK FACTORS

     The securities offered by this Prospectus involve a high degree of risk. In analyzing the offering, prospective investors should carefully consider the following matters.


     NO REVENUES FROM OPERATIONS - With the exception of the contract revenues received in Fiscal 1993 from the government of the province of Alberta, Canada, and relatively minor amounts of interest income, the Company has not generated revenues for many years. The Company has primarily been operating from funds generated by the sale of the Company's Common Stock. Although there can be no assurance that the Company will be able to generate operating revenues in the future, the Company believes that improvements in its overall technology increase the likelihood that it will be able to secure funding on some basis for construction and operation of a commercial-scale plant to demonstrate such technology.

     NEED FOR ADDITIONAL FINANCING - At March 31, 1996, the Company had net working capital of $34,974,401. The Company has been using significant amounts of cash in anticipation of receipt of project financing (which cannot be assured), and during the nine months ended March 31, 1996, used more than $2,555,000 of cash in its operations and approximately $5,500,000 was used in investing activities. Since then, European investors have invested more than $70 million in equity (approximately $40 million) and 12% convertible debt
($33 million). Despite these new investments, the Company needs at least an additional $40 million to $50 million to complete the construction of only the oil extraction plant on its Bitumount Lease. The Company needs additional funds to construct the minerals extraction plant and to expand its operations as required under its agreement with Suncor or to meet the conditions precedent for the renewal of the Fort Hills Lease. Although based on preliminary discussions with prospective project financing parties the Company believes that it will be able to raise the necessary additional capital, there can be no assurance that the Company's continuing efforts to raise such funds will be successful.


     DEVELOPMENT STAGE COMPANY; GOING CONCERN REFERENCE Because of the Company's development efforts, the Company has incurred an operating loss each fiscal year since inception. Such losses cumulate as a deficit and will continue to have a negative impact on Stockholders' Equity until such time, if ever, as the Company has commenced a commercial-scale project which proves profitable. Although the Company believes it will have positive operating income after its technology is placed into commercial operation, there can be no assurance that the Company will ever operate profitably. It should be noted that the Company's independent auditors stated in their report on the Company's financial statements for the year ended June 30, 1995, that:
". . . the Company's recurring net losses from operations and the lack of assurance that the Company will be able to obtain project financing raise substantial doubt about the entity's ability to continue as a going concern."


     RISKS INVOLVED IN COMMERCIALIZING THE TECHNOLOGY - Although the Company believes its processes have been successfully proven on a pilot plant scale and that the scale-up factors contemplated by the Company for a commercial-scale plant are reasonable, it is not uncommon for minerals or metals extraction technologies to perform with disappointing results when they are implemented on a large scale. Accordingly, there can be no assurance that the Company's processes will perform efficiently or profitably in a commercial-scale operation. Although the Company has entered into preliminary agreements for marketing certain products, there can also be no assurance that the Company will be able to finalize satisfactory marketing arrangements or that market prices will be sufficient to permit profitable operations, even if the processes perform as expected.

     COMPETITION - The Company may be at a competitive disadvantage in utilizing its processes on a commercial-scale in that it must compete with other companies, many of which have greater financial resources and larger technical staffs than the Company. Such other companies may also have the ability to influence market prices of or available markets for the Company's anticipated products in a manner which could impair the Company's ability to obtain satisfactory prices for such products or sales in sufficient quantities to permit profitable operations.


     LACK OF PATENT PROTECTION - The Company owns certain proprietary information which it has acquired while developing its technology. It also owns significant patents with respect to both its bitumen and minerals extraction technology and has applied for additional patents as a result of discoveries made during its recent pilot program. As developments warrant, the Company may file applications for further additional patents from time to time in an effort to protect itself against unauthorized use of its technology, including patents from changes or improvements which may result from operations or continuing research.


     Process patents, such as those owned by the Company, may be considered somewhat complicated and no assurance can be given that the Company's existing patents or patent applications, if granted, will be sufficiently broad to protect the Company from research and development efforts of competitors or that such competitors will not infringe upon them. In any event, the cost of enforcing any alleged or actual infringement in litigation would probably be costly and could easily interfere with the Company's proposed business.


     POTENTIAL INABILITY TO COMPLY WITH GOVERNMENT ENVIRONMENTAL REGULATIONS - The Company's processes for extraction of bitumen and mineral products, whether from oil sands or tailings, appear to meet or exceed the requirements of all current environmental laws or regulations applicable to discharges by operations in the Province of Alberta, Canada, based upon independent third party analysis of the results of the pilot plant operations (as further described in the Company's annual report on Form 10-K for the year ended June 30, 1995. Construction and operating permits for mining and processing operations (including reclamation) are issued based upon review of individual permit applications by appropriate authorities of the Province and a determination that the planned operation will be in compliance with published environmental laws and regulations. The size of the planned operation can be expected to have an effect on the extent to which underlying data will be required in support of a permit application and the degree to which governmental authorities may have discretionary authority in permitting.

     Compliance with these statutory and contractual requirements may necessitate capital outlays not previously anticipated by the Company. The Company believes it can readily comply with existing environmental requirements to obtain permits for construction and operations using equipment and procedures already incorporated into process design. Similarly, the Company cannot predict the effect which any further changes in environmental laws, rules or regulations would have on the economic viability of its technology.


     As in the case of any new processing plant, there is always risk that results from the Company's commercial-scale operations, if achieved, will not compare favorably with pilot plant results. Should this be the case with respect to discharges into the environment from a plant operated by the Company, there is no assurance that satisfactory results could be achieved or that funds would be available to take such action as might be required to achieve satisfactory results.

     DEPENDENCE ON KEY PERSONNEL - Development of the Company's technology and its ability to remain in business to date has been largely dependent upon the efforts of Mr. John S. Rendall, Chairman, Chief Executive Officer and a Director of the Company. Mr. Rendall is the founder of and devotes 100% of his time to the time and affairs of the Company. The Company does not have an employment agreement with Mr. Rendall, but is the beneficiary of a key-man life insurance policy on Mr. Rendall. The loss of Mr. Rendall would be detrimental to the development of the Company because the specialized nature of its business requires personnel experienced in both bitumen and minerals extraction, which is an unusual combination of knowledge and experience and would be difficult to replace.

     DIVIDENDS - The Company has no history of earnings and there can be no assurance that there will be earnings in the future. Moreover, the nature of the Company's future operations, if successful, will be capital intensive and it is likely any cash flow from operations will be reinvested in expanded or new operations in the foreseeable future. Accordingly, there can be no assurance that dividends will ever be paid even if commercial operations are undertaken successfully.


     SALE OF SHARES BY SELLING SHAREHOLDERS - As a result of this offering, a substantial number of shares which could not otherwise be sold in the market (other than in accordance with Rule 144) will become subject to sale by the Selling Shareholders without restriction, which could have a material adverse effect on the market price for the Company's Common Stock. Subject to Rule 144 restrictions, the shares offered by this

Prospectus would first become available for sale during August, 1997.


     HIGH VOLATILITY OF SHARE PRICE - The Company's common stock has been highly volatile in the public market since July, 1994. During that period of time the price has increased from $1.93 per share (bid) to in excess of $35.00 per share (February, 1996). In March 1996, the price fell from in excess of $30.00 per share to $7.375 per share (March 25, 1996) and has since risen to and
is trading in the range of $13-$17 per share.   Recently trading volumes have
fluctuated widely as well. The Company has no basis for determining whether or not this price volatility and trading volume fluctuation will continue.


                               USE OF PROCEEDS

     Since this offering is an offer by the Selling Shareholders, the Company will receive no net proceeds from this offering. Proceeds from the sale of such shares offered hereby will accrue to the benefit of the Selling Shareholders and not to the Company.


                               MARKET INFORMATION


     The principal market in which the Company's common stock is traded is the NASDAQ Small-Cap Market. The table below states the quarterly high and low sales prices for the Company's common stock as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.


                              SALES PRICES
                           ---------------
                           LOW        HIGH
                           ---        ----
QUARTER ENDED
- -------------
September 30, 1993        $4-7/8     $ 6-3/8
December 31, 1993          3-7/8       6-1/4
March 31, 1994             5           6-3/16
June 30, 1994              1-15/16     5-11/16
September 30, 1994         1-15/16     4-7/8
December 31, 1994          3           4-15/16
March 31, 1995             3-3/8       4-7/8
June 30, 1995              3-5/8       9-1/4
September 30, 1995         6-1/2       9-1/8
December 31, 1995          7-7/16      16-3/4
March 31, 1996             6-1/4       38

     The number of holders of record of the Company's common stock as of April 30, 1996 was approximately 910 according to American Securities Transfer, Inc., the Company's transfer agent. This number does not include an unknown number of persons who hold their shares in street name.


                                   DIVIDENDS

     The Company has paid no cash dividends on its Common Stock and has no present intention of paying cash dividends in the foreseeable future. Payment of cash dividends in the future will be within the discretion of the Board of Directors and will depend, among other things, upon the Company's future earnings, capital requirements and other financial conditions. The Company expects that any future financing may require restrictions on the payment of dividends.

                             PLAN OF DISTRIBUTION

     The Selling Shareholders have advised the Company that prior to the date of this Prospectus it has not made any agreements or arrangements with any underwriters, brokers or dealers regarding the resale of the Shares. The Company has been advised by the Selling Shareholders that the Shares may at any time or from time to time be offered for sale either directly by the Selling Shareholders or by any transferee or other successor in interest. Such sales may be made in the over-the- counter market or in privately negotiated transactions.

     The Company will pay all of the expenses incident to the filing of this Registration Statement. Such expenses include legal and accounting fees in connection with the preparation of the Registration Statement of which this Prospectus is a part, legal fees in connection with the qualification of the sale of the Shares under the laws of certain states, registration and filing fees, printing expenses, and other expenses. The Selling Shareholders will pay all other expenses incident to the offering and sale of the Shares to the public, including commissions and discounts of underwriters, dealers or agents, if any. The Company will not receive any proceeds of the sale of the Shares by the Selling Shareholders.

     In connection with this offering the Company and the Selling Shareholders have agreed to indemnify each other against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "1933 Act").

                    SALE OF SHARES BY SELLING SHAREHOLDERS


     The Company anticipates that the Selling Shareholders will from time to time offer the Shares through (i) dealers or agents or in ordinary brokerage transactions, (ii) direct sales to purchasers or sales effected through an agent; (iii) privately negotiated transactions; or (iv) combinations of any such methods. The Shares would be sold at market prices prevailing at the time of sale or at negotiated prices. Dealers and brokers involved in the offer and sale of the shares may receive compensation in the form of discounts and commissions. Such compensation, which may be in excess of ordinary brokerage commissions, may be paid by the Selling Shareholders and/or the purchasers of Shares for whom such underwriters, dealers or agents may act.
The Selling Shareholders and any dealers or agents which participate in the distribution of the Shares may be deemed to be "underwriters" as defined in the 1933 Act and any profit on the sale of the Shares and any discounts, commissions or concessions received by any dealers or agents might be deemed by the NASD to constitute underwriting compensation.


     If the Company is notified by any of the Selling Shareholders that any material arrangement has been entered into with an underwriter for the sale of Shares, a supplemental prospectus will be filed to disclose such of the following information as the Company believes appropriate: (i) the name of the participating underwriter; (ii) the number of Shares involved; (iii) the price at which such Shares are sold; (iv) the commissions paid or discounts or concessions allowed to such underwriter; and (v) other facts material to the transaction.

     Sales of Shares in the over-the-counter market may be by means of one or more of the following: (i) a block trade in which a broker or dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a dealer as principal and resale by such dealer for its account pursuant to this Prospectus; and (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate.


     The Company is unable to predict the effect which sale of the Shares by the Selling Shareholders might have upon the market price of the Company's Common Stock or the Company's ability to raise further capital.

                    SELLING SHAREHOLDERS

The following table sets forth certain information about the selling security holders in this offering:


                             SHARES       SHARES       %AGE AFTER
    NAME                      OWNED       OFFERED       OFFERING
    ----                     ------       -------      ----------

GFL Advantage                530,000*     530,000          0%
Fund Limited
c/o CITCO
Kaya Flamboyan 9
Curacao
Netherlands
Antilles

Jeffrey B. Hodde              32,996+       9,663          0%
Lee S. Chapman               103,145+      10,237          0%



* In early August, 1995, GFL Advantage Fund Ltd. purchased the shares offered hereby from the Company at a price of $5.688 per share in an exempt offering. It is the Company's understanding, based on information provided to it by GFL Advantage, that GFL sold 500,000 shares of the Company's common stock "short" in the over-the-counter market prior to October 4, 1995 in order to hedge GFL's downside exposure at that time. GFL has advised the Company that is does not intend to use the shares being offered hereby to cover the short sales. GFL has further advised the Company that although it has been required to adjust its short position from time-to-time as a result of the recent volatility of the Company's common stock, GFL is still 500,000 shares short.

  The Company's agreement with GFL Advantage Fund provides that if the registration statement is not effective within 90 days after demand was made, the Company is obligated to compensate GFL Advantage for such delay. The Company was obligated to pay GFL cash or freely-tradeable common stock equal to $94,162.50 for each 30 day period following January 4, 1996 (the expiration of 90 days). This provision has been amended by the parties, and this registration statement includes 30,000 shares which satisfies in full this compensation obligation provided this registration statement is effective not later than June 30, 1996. Thereafter the monthly penalty will recommence.

+ Messrs. Hodde and Chapman acquired their shares for $3.625 per share in November 1995 upon exercise of certain common stock purchase warrants given them in July 1993.

     The Selling Shareholders have advised the Company that the do not necessarily plan to sell or transfer any of its shares, including those shares offered hereby, but that they reserves the ability to do so upon such terms and conditions (including price) as it may deem advisable. (See "Plan of Distribution.")


                       LEGAL MATTERS


Certain legal matters in connection with the sale of securities offered hereby will be passed upon on behalf of the Company by Herbert M. Campbell II, Esq., a director and general counsel of the Company. As of April 30, 1996, Mr. Campbell owned 58,000 shares of the Company's Common Stock and held exercisable options to acquire an additional 95,000 shares.


                           EXPERTS

     The consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K as of June 30, 1995 and 1994, and for each of the years in the three year period ended June 30, 1995 and cumulative from inception to June 30, 1995, have been incorporated by reference in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG Peat Marwick LLP covering the June 30, 1995 consolidated financial statements contains an explanatory paragraph that states that the Company's recurring net losses from operations and the lack of assurance that the Company will be able to obtain project financing raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                       MATERIAL CHANGES


     A description of material changes or developments in the Company's business which have occurred since June 30, 1995 is contained in the Quarterly Reports on Form 10-Q as filed with the Commission for the quarters ended March 31, 1996, December 31, 1995 and September 30, 1995 and under the caption "THE COMPANY" in this Prospectus. The more significant material changes are as follows:

     The Company completed a $9 million placement of 543,860 shares of common stock in January 1996 through FIBA Nordic
     Securities (UK) Ltd. ("FIBA").

     Clients of FIBA purchased an additional 1,081,967 shares at $28.355 per share (for a total investment of $30,679,180.33) in March 22, 1996.

     Clients of FIBA loaned the Company $33 million in April 1996 for a three year term. This loan bears interest at 12% per annum, and is convertible into common stock at $32.50 per share. Interest is to be paid quarterly through maturity, although the first year's interest has been paid in advance.

     In order for the Company to finance its operations or to proceed with development of its oil sands leases, construction and operation of a tailings plant or any other commercial project, it will be necessary for the Company to raise a significant amount of funds as described above.

     Currently the Company has completed preliminary engineering for the design, and has commenced the detailed engineering necessary for the construction of the proposed oil extraction plant on its Bitumount Lease. The Company has also completed a significant portion of the necessary site preparation and road construction necessary for the plant construction.

     In early August, 1995, GFL purchased shares from the Company in an exempt offering at a price of $5.688 per share. A provision of the exempt offering agreement between GFL and the Company allowed GFL to be compensated in the event this registration statement did not become effective within 90 days after the demand for registration by GFL was made. The Company estimates the compensation to GFL through June 30, 1996, at approximately $600,000, which is to be paid in common stock of the Company, and is to be reflected as a reduction of additional paid-in capital.

     The Company's stock price and trading volumes have fluctuated widely recently. The Company believes that this fluctuation and the downward pressure on the Company's stock price are primarily attributable to market manipulation by persons not affiliated with the Company to protect what the Company believes was their short position in the Company's common stock. A "short position" benefits from price decreases, and persons holding short positions were believed to have risked significant financial loss due to the rise in the Company's stock price from January 1995 through March 1996. A "short position" can also be used to hedge an investment in common stock from future price decreases of the underlying shares; as noted above, GFL Advantage, one of the Selling Shareholders herein, used a short sale for this purpose, and has further advised the Company that GFL had no role in any manipulation of the market. Recent articles in the media have criticized the Company, its technology, and its processes. The Company believes that these criticisms were based on superficial review of the Company's publicly-available literature and brief conversations with certain members of management. An engineering firm hired by persons claiming to be "short sellers" wrongfully obtained copies of the Company's confidential documents, but failed to make any specific inquiry to the Company with respect to those documents and never visited the Company's pilot plant. The Company, and its most recent investors through FIBA, as well as other persons who have taken a careful look at the Company and its technology, have a high degree of confidence in the Company and its prospects for the future. The Company has no basis for predicting any future market fluctuations or whether the negative publicity will continue.

             DOCUMENTS INCORPORATED BY REFERENCE


     The following documents previously filed with the Commission are incorporated herein by reference: (i) Form 10-K for the year ended June 30, 1995, as amended; (ii) Form 10-Q for the quarters ended March 31, 1996, December 31, 1995 and September 30, 1995; and (iii) Proxy Statement for a Annual Meeting of Shareholders held December 15, 1995.


     All documents subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference herein from the date of filing of such documents.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
LIABILITIES

     As set forth in the Registration Statement under the caption "INDEMNIFICATION OF DIRECTORS AND OFFICERS," Article XI of the Company's Bylaws under certain circumstances provides for the indemnification of the Company's officers, directors, and controlling persons against liabilities which they may incur in such capacities. In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgements arising in connection with a legal proceeding to which such person is a party as a result of such relationship, if that person's actions were in good faith, were believed to be in the Company's best interests, and were believed not to be unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the shareholders that the applicable standard of conduct was met by the person to be indemnified. No specific provision is contained in the Bylaws with respect to liabilities arising under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the provisions described herein, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

No dealer, salesman or other person
has been authorized to give any
information or to make any representations
other than those contained in this
Prospectus.  Any information or
representations not here-                          SOLV-EX CORPORATION
in contained, if given or made,
must not be relied upon as having
been authorized by the Company or
any underwriter.  This                              549,870 Shares of
Prospectus does not constitute an
offer or solicitation in respect to                    Common Stock
these securities in any jurisdiction in
which such offer or solicitation
would be unlawful.  The delivery
of this Prospectus shall not, under
any circumstances, create any
implication that there has been no
change in the affairs of                                PROSPECTUS
the Company since the date of this
Prospectus.  However, in the event
of a material change, this Prospectus
will be amended or supplemented accordingly.

                     INDEX
                                          PAGE NO.
                                          --------

Available Information. . . . . . . . . .      6
Prospectus Summary . . . . . . . . . . .      7
The Company. . . . . . . . . . . . . . .      9
Risk Factors . . . . . . . . . . . . . .     14
Use of Proceeds. . . . . . . . . . . . .     17
Market Information . . . . . . . . . . .     17
Dividends. . . . . . . . . . . . . . . .     18
Plan of Distribution . . . . . . . . . .     18
Selling Shareholder. . . . . . . . . . .     20
Legal Matters. . . . . . . . . . . . . .     21
Experts. . . . . . . . . . . . . . . . .     21
Material Changes . . . . . . . . . . . .     22
Documents Incorporated by Reference. . .     23
Commission Position on Indem-
  nification for Securities
  Act Liabilities. . . . . . . . . . . .     24

                                PART II

              INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     In connection with the registration and distribution of the securities to be registered hereby, the expenses to be incurred by the Registrant are as follows:


          Registration Fee . . . . . . . . .   $ 1,883
          Legal Fees . . . . . . . . . . . .    12,000
          Accounting Fees. . . . . . . . . .     7,000
          Printing costs . . . . . . . . . .     1,000
          Miscellaneous costs. . . . . . . .     2,117
                                               -------
                                       Total   $24,000
                                               -------
                                               -------


     Except for the Registration Fee, all the above expenses are estimated.

Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 53-11-4.1 of the New Mexico Business Corporation Act and Article XI of the Registrant's Bylaws under certain circumstances provided for the indemnification of the Registrant's officers, directors, and controlling persons against liabilities which they may incur in such capacities. A summarization of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to Article XI of the Registrant's Bylaws.

     In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgements arising in connection with a legal proceeding to which such person is a party as a result of such relationship, if that person's actions were in good faith, were believed to be in the Registrant's best interest, and were believed not to be unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel, or by a vote of the shareholders that the applicable standard of conduct was met by the person to be indemnified.

     The circumstances under which indemnification is granted in connection with an action brought on behalf of the Registrant are generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in the Registrant's best interest and with respect to which such person was not adjudged liable for negligence or misconduct.

     Indemnification may also be granted pursuant to provisions of the Bylaws which may be adopted in the future, pursuant to a vote of directors. The statutory provisions cited above and the referenced portion of the Bylaws also grant the power to the Registrant to purchase and maintain insurance which protects its officers and directors against any liabilities incurred in connection with their service in such position.

     With regard to shareholder derivative suits, the indemnification provisions may be unenforceable as against public policy. (See the caption "Commission Position of Indemnification for Securities Act Liabilities" in the Prospectus at Page 10.)

Item 16.  EXHIBITS

     The following exhibits are filed as part of this Registration
Statement:


3.1   Articles of Incorporation, as Amended October 7, 1993.

3.2 Bylaws, as Amended October 9, 1992 - Incorporated by reference to Exhibit No 3.2 to the Registrant's Annual
      Report on Form 10-K for the fiscal year ended June 30, 1993.

+5.1  Opinion and Consent of Herbert M. Campbell, II.

*23.1 Consent of KPMG Peat Marwick LLP

+23.2 Consent of Herbert M. Campbell, II--Included in Exhibit 5.1.


__________

*    Filed herewith.
+ Included in the original filing with the Commission on February 28, 1996.


Item 17.  UNDERTAKINGS

A.   The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration
Statement or any material change to such information in the Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933 as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post effective amendment any of the securities being registered hereunder which remain unsold at the termination of the offering.


B. The undersigned Registrant hereby undertakes that, for the purposes of determining liability under the Securities Act of
 1933, as amended, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

                          SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albuquerque, New Mexico on July , 1996.


                      SOLV-EX CORPORATION


                                    By___________________________
                                     John S. Rendall, Chairman and
                                       Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and/or directors of the Registrant, by virtue of their signatures to the Registration Statement appearing below, hereby appoint and constitute John S. Rendall and Herbert M. Campbell II, or either of them, with full power of substitution, as attorneys-in-fact in their names, place and stead, to execute any and all amendment to this Registration Statement in the capacities set forth opposite their names and hereby ratify all that said attorneys-in-fact may do by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                      TITLE                      DATE
- ---------                      -----                      ----

- --------------------     Chairman, Chief Executive        1996
John S. Rendall          Officer and Director
                         (Principal Executive
                          Officer)

- --------------------     President and Director           1996
W. Jack Butler           (Principal Financial
                          Officer)

- --------------------     Vice President, and              1996
Herbert M. Campbell II   Director (Principal
                          Accounting Officer)

- --------------------     Director                         1996
J.E. Czaja

- --------------------     Director                         1996
M. Norman Anderson

- --------------------     Director                         1996
Julius D. Heldman

- --------------------     Director                         1996
Thompson MacDonald

- --------------------     Director                         1996
Lee F. Robinson

- --------------------     Director                         1996
M.E. Davey